Exhibit 99.1

Twin Disc, Inc. Signs Definitive Agreement to Acquire Katsa Oy

MILWAUKEE, Wis., March 6, 2024 (GLOBE NEWSWIRE) -- Twin Disc, Inc. (NASDAQ: TWIN), announced today that it has entered into a definitive agreement to acquire Katsa Oy (“Katsa”), a leading European manufacturer of high-quality power transmission components and gearboxes, in an all-cash transaction valued at €21 million (approximately $23 million). The transaction is expected to close in the first half of calendar year 2024, subject to customary closing conditions, including regulatory approval.

Founded in 1955 and headquartered in Tampere, Finland, Katsa designs and manufactures custom-designed gearboxes and power transmission components which meet high-quality requirements for industrial and marine end-markets for a broad range of end market applications. Katsa also provides a wide range of after-sales services, including spare part deliveries, reverse engineering, gearbox, refurbishment, and modernizations.

The acquisition of Katsa Oy will broaden Twin Disc’s global reach through further expansion into growing European markets, while also adding complementary products to grow offerings in the industrial, marine and hybrid/electrification space.

Strategic Fit of Katsa with Twin Disc:

●	Enables expansion into new European markets while generating ample cross-selling opportunities through existing customer base
●	Twin Disc’s global sales and service network will allow for growth in Katsa sales outside their current markets
●	Diversifies and enhances offerings within Twin Disc’s Industrial product line, also adding new content for hybrid and electrification applications
●	Creates substantial commercial, manufacturing, and purchasing synergies, anticipated to be accretive to earnings per share within 24 months

“Katsa Oy is a well-established business with a solid reputation for quality in addition to its strong in-house manufacturing and engineering capabilities. This acquisition is an excellent opportunity to expand Twin Disc’s global presence, leveraging Katsa’s longstanding relationships with leading European OEMs to introduce our portfolio into new, growing markets,” stated John H. Batten, President and CEO of Twin Disc. “We look forward to welcoming the Katsa team to Twin Disc and are confident in our ability to work together to drive sustained growth while solidifying our position as a leading provider of hybrid and electrification solutions.”

“We are excited to join another well-known company like Twin Disc which can provide synergies and new products to create new growth opportunities for Katsa. I look forward to continuing to lead the Katsa operation after the completion of the transaction and expanding our partnership with our loyal customers to position the business for long-term success under the Twin Disc brand,” stated Tomi Koskinen, CEO of Katsa Oy.

For the fiscal year ended September 30, 2023, Katsa delivered approximately €33 million of revenue. The acquisition is expected to be accretive to Twin Disc’s U.S. GAAP earnings withing twenty four months.

About Twin Disc

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include marine transmissions, azimuth drives, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network. For more information, please visit www.twindisc.com.

About Katsa Oy

Katsa designs and manufactures gearboxes and power transmission components which are tailored to meet the customer’s demands. For end users, Katsa provides modelling, modernisation, gearbox repair and maintenance services as well as spare parts. For more information, please visit www.katsa.fi/en/frontpage/.

Forward-Looking Statements
This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The words “anticipates,” “believes,” “intends,” “estimates,” and “expects,” or similar anticipatory expressions, usually identify forward-looking statements. The Company intends that such forward-looking statements qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on current expectations, and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from current expectations. Such risks and uncertainties include the impact of general economic conditions and the cyclical nature of many of the Company’s product markets; foreign currency risks and other risks associated with the Company’s international sales and operations; the ability of the Company to successfully implement price increases to offset increasing commodity costs; the ability of the Company to generate sufficient cash to pay its indebtedness as it becomes due; and the possibility of unforeseen tax consequences and the impact of tax reform in the U.S. or other jurisdictions. These and other risks are described under the caption “Risk Factors” in Item 1A of the Company’s most recent Form 10-K filed with the Securities and Exchange Commission, as supplemented in subsequent periodic reports filed with the Securities and Exchange Commission. Accordingly, the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. The Company assumes no obligation, and disclaims any obligation, to publicly update or revise any forward-looking statements to reflect subsequent events, new information, or otherwise.

Investors:

Riveron

TwinDiscIR@riveron.com

Source: Twin Disc, Incorporated